Exhibit 99.1

Ethan Allen Reports Fiscal 2024 First Quarter Results with Strong Operating Margins; Sales Impacted by July Flooding and Softening Economy

DANBURY, CT – OCTOBER 25, 2023 – Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE: ETD) today reported its financial and operating results for the fiscal 2024 first quarter ended September 30, 2023.

Farooq Kathwari, Ethan Allen’s Chairman, President and CEO commented, “We are pleased to report our financial and operating results for the fiscal 2024 first quarter ended September 30, 2023. Our first quarter consolidated net sales were impacted due to major flooding in our Vermont manufacturing plant and strong prior year results that benefited from delivery of pandemic related written order backlog. Also, as expected, the economy has slowed down. Despite these challenges, we were able to maintain a strong gross margin of 61.1% and an adjusted operating margin of 12.1%. We also continued to generate positive operating cash flow and as of September 30, 2023, we had total cash and investments of $163.2 million and no debt. We paid a special cash dividend of $0.50 per share during August 2023, in addition to our regular quarterly cash dividend of $0.36 per share. We are also pleased to announce that yesterday our Board approved our regular quarterly cash dividend of $0.36 per share, payable on November 22, 2023.”

Mr. Kathwari continued, “We are celebrating our 91st year and have always focused on the concept of constant reinvention. During the quarter we launched our major initiative of Interior Design Destination. This initiative was launched in our Danbury, CT flagship design center in April 2023 and we are now in the process of launching across our network of 174 design centers in North America over the next four months. This initiative provides us the opportunity to strongly differentiate our enterprise by providing relevant offerings under the umbrella of Classics with a Modern Perspective, strong values and the service of interior design professionals who are utilizing state-of-the-art technology to service clients. We’ve also made major investments in our North American manufacturing, where we produce about 75% of our products.”

“For our first quarter ended September 30, 2023, we delivered consolidated net sales of $163.9 million, which was negatively impacted by approximately $15 million due to the flooding of our Vermont facility. As previously disclosed, our wood furniture manufacturing operations sustained damage from heavy flooding, which resulted in a pre-tax charge of $2.1 million, net of insurance and grant proceeds. We resumed limited operations during the second half of the quarter, and at this time, the majority of our associates are back at work. Although we continue to work through the cleanup and repair, as our work is ongoing, we are pleased to say that we remain open for business in Vermont and are actively working on the production of our customer orders.”

“We are proud to celebrate our culture of constant reinvention, excited to start the next phase of Ethan Allen’s journey, and pleased to welcome both present and future clients to the Interior Design Destination. While we understand and navigate the challenges of a slower economy and the reduction of consumer focus on the home, we remain cautiously optimistic,” concluded Mr. Kathwari.

FISCAL 2024 FIRST QUARTER HIGHLIGHTS*

●	Consolidated net sales of $163.9 million were lower by 23.6%
o	Retail net sales of $133.6 million were lower by 27.3%
o	Wholesale net sales of $99.4 million were lower by 13.3%

●	Written order trends
o	Retail segment written orders decreased 13.2%
o	Wholesale segment written orders decreased 15.6%

●

Consolidated gross margin increased to 61.1%, up from 60.4% a year ago due to favorable product mix and lower input costs including reduced inbound freight and raw material costs, partially offset by lower delivered unit volume and change in sales mix

●

Operating margin of 11.2%; adjusted operating margin of 12.1% compared with 17.6% last year due to fixed costs deleveraging from lower consolidated net sales and expenses incurred with the launch of the Interior Design Destination initiative including projection, new product display, merchandising and sample costs partially offset by gross margin expansion, lower headcount and the Company’s ability to maintain a disciplined approach to cost savings and expense control

●	Advertising expenses were equal to 2.0% of net sales compared to 2.5% in the prior year first quarter; promotional activity remained disciplined and was comparable to the prior year

●	Diluted EPS of $0.58 compared with $1.17; adjusted diluted EPS decreased to $0.63 from $1.11; adjusted diluted EPS for the three months ended September 30, 2019 (pre-pandemic) was $0.35

●	Generated $16.7 million of cash from operating activities compared with $38.4 million a year ago

●	Paid cash dividends totaling $21.9 million, which included a $0.50 per share special cash dividend and the regular quarterly cash dividend of $0.36 per share

●	Ended the quarter with $163.2 million in cash and investments with no debt outstanding

●	Reduced inventory carrying levels to $149.6 million as of September 30, 2023, down $18.0 million or 10.8% from a year ago

●	Named one of America’s Top 10 Retailers by Newsweek, including recognition as the #1 retailer of Premium Furniture

●

Celebrated the launch of Ethan Allen’s next reinvention as the Interior Design Destination with several design center grand reopenings during the quarter, with many more scheduled to occur in the coming months

●	New state-of-the-art design centers in The Villages, FL, Avon, OH and New York, NY were opened

●

The Company’s wood furniture manufacturing plant in Orleans, Vermont sustained significant flooding in July 2023 that lowered shipments by approximately $15 million and resulted in total expenditures of $3.6 million less $1.5 million in insurance recoveries and grant proceeds received from the State of Vermont for a pre-tax charge of $2.1 million; as of September 30, 2023, the majority of associates are back at work and operating capacity is improving with an expected recovery from the delayed shipments in the second and third quarters of fiscal 2024

* See reconciliation of GAAP to adjusted key financial measures in the back of this press release. Comparisons are to the first quarter of fiscal 2023.

KEY FINANCIAL MEASURES*

(Unaudited)
(In thousands, except per share data)
	Three months ended
	September 30,
	2023	2022	% Change
Net sales	$163,892	$214,530	(23.6%)
Gross profit	$100,141	$129,616	(22.7%)
Gross margin	61.1%	60.4%
GAAP operating income	$18,351	$39,650	(53.7%)
Adjusted operating income*	$19,843	$37,692	(47.4%)
GAAP operating margin	11.2%	18.5%
Adjusted operating margin*	12.1%	17.6%
GAAP net income	$14,939	$29,880	(50.0%)
Adjusted net income*	$16,054	$28,417	(43.5%)
Effective tax rate	25.6%	25.3%
GAAP diluted EPS	$0.58	$1.17	(50.4%)
Adjusted diluted EPS*	$0.63	$1.11	(43.2%)
Cash flows from operating activities	$16,700	$38,422	(56.5%)

* See reconciliation of GAAP to adjusted key financial measures in the back of this press release

BALANCE SHEET and CASH FLOW

Cash and investments totaled $163.2 million at September 30, 2023, compared with $172.7 million at June 30, 2023. The decrease of $9.5 million was primarily due to $21.9 million in cash dividends paid and capital expenditures of $3.7 million as the Company continues to return capital to shareholders and reinvest back into the business. These cash outflows were partially offset by $16.7 million in cash generated from operating activities.

Cash dividends paid were $21.9 million, which included a special cash dividend of $12.7 million, or $0.50 per share, and a regular quarterly cash dividend of $9.2 million, or $0.36 per share, both paid in August 2023.

Cash from operating activities totaled $16.7 million during fiscal 2024, a decrease from $38.4 million in the prior year due to lower net income and less favorable changes in working capital, including timing of insurance renewals and payments of annual incentive compensation.

Inventories, net totaled $149.6 million at September 30, 2023, compared with $149.2 million at June 30, 2023. Inventory balances are down $18.0 million or 10.8% from a year ago as the Company aligns its inventory with incoming order trends while also ensuring appropriate levels are maintained to service customers.

Customer deposits from written orders totaled $77.9 million at September 30, 2023, compared with $77.8 million at June 30, 2023. Wholesale order backlog was $75.4 million at September 30, 2023, down 28.6% from a year ago, but up from $74.0 million at June 30, 2023 due to the timing of incoming contract orders.

No debt outstanding at September 30, 2023.

DIVIDENDS

On August 1, 2023, the Company’s Board of Directors declared a $0.50 per share special cash dividend and a regular quarterly cash dividend of $0.36 per share, which were paid on August 31, 2023. Ethan Allen has a long history of returning capital to shareholders and is pleased to pay a special cash dividend, which highlights the Company’s strong balance sheet and operating results. Most recently, on October 24, 2023, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.36 per share, payable on November 22, 2023, to shareholders of record on November 7, 2023.

CONFERENCE CALL

Ethan Allen will host a conference call with investors and analysts today, October 25, 2023, at 5:00 PM (Eastern Time) to discuss these results. The conference call will be webcast live from the Company’s Investor Relations website at https://ir.ethanallen.com.

The following information is provided for those who would like to participate in the conference call:

●	U.S. Participants:	877-705-2976
●	International Participants:	201-689-8798
●	Meeting Number:	13740818

For those unable to listen live, an archived recording of the call will be made available on the Company’s website referenced above for up to six months.

ABOUT ETHAN ALLEN

Ethan Allen Interiors Inc. (NYSE: ETD) is a leading interior design company, manufacturer and retailer in the home furnishings marketplace. The Company is a global luxury home fashion brand that is vertically integrated from product design through home delivery, which offers its customers stylish product offerings, artisanal quality, and personalized service. The Company provides complimentary interior design service to its clients and sells a full range of home furnishings through a retail network of design centers located throughout the United States and abroad as well as online at ethanallen.com. Ethan Allen owns and operates ten manufacturing facilities located in the United States, Mexico and Honduras, including one sawmill, one rough mill and a lumberyard. Approximately 75% of its products are manufactured or assembled in these North American facilities.

For more information on Ethan Allen's products and services, visit www.ethanallen.com.

Investor Relations Contact:

Matt McNulty
Senior Vice President, Chief Financial Officer and Treasurer
IR@ethanallen.com

ABOUT NON-GAAP FINANCIAL MEASURES

This press release is intended to supplement, rather than to supersede, the Company's consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). In this press release the Company has included financial measures that are derived from the consolidated financial statements but are not presented in accordance with GAAP. The Company uses non-GAAP financial measures, including adjusted operating income and margin, adjusted net income and adjusted diluted EPS (collectively “non-GAAP financial measures”). The Company computes these non-GAAP financial measures by adjusting the comparable GAAP measure to remove the impact of certain charges and gains and the related tax effect of these adjustments. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, or superior to, the financial performance measures prepared in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measure reported in accordance with GAAP is provided at the end of this press release.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Generally, forward-looking statements represent management’s beliefs and assumptions concerning current expectations, projections or trends relating to results of operations, financial results, financial condition, strategic objectives and plans, expenses, dividends, share repurchases, liquidity, use of cash and cash requirements, investments, future economic performance, business and industry and the effect of the COVID-19 pandemic on the business operations and financial results. Such forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These forward-looking statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “continue,” “may,” “will,” “short-term,” “target,” “outlook,” “forecast,” “future,” “strategy,” “opportunity,” “would,” “guidance,” “non-recurring,” “one-time,” “unusual,” “should,” “likely,” “pandemic,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. The Company derives many of its forward-looking statements from operating budgets and forecasts, which are based upon many detailed assumptions. While the Company believes that its assumptions are reasonable, it cautions that it is very difficult to predict the impact of known factors and it is impossible for the Company to anticipate all factors that could affect actual results and matters that are identified as “short term,” “non-recurring,” “unusual,” “one-time,” or other words and terms of similar meaning may in fact recur in one or more future financial reporting periods.

Forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that are expected. Actual results could differ materially from those anticipated in the forward-looking statements due to a number of risks and uncertainties including, but not limited to, the risks and uncertainties disclosed in Part I, Item 1A. Risk Factors, in the Company’s 2023 Annual Report on Form 10-K and other factors identified in its reports filed with the Securities and Exchange Commission (the “SEC”), available on the SEC's website at www.sec.gov.

All forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by these cautionary statements, as well as other cautionary statements. A reader should evaluate all forward-looking statements made in this press release in the context of these risks and uncertainties. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond the Company’s ability to control or predict. The Company is including this cautionary note to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Ethan Allen Interiors Inc.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(In thousands, except per share data)
	Three months ended September 30,
	2023	2022
Net sales	$163,892	$214,530
Cost of sales	63,751	84,914
Gross profit	100,141	129,616
Selling, general and administrative expenses	80,298	91,962
Restructuring and other charges, net of gains	1,492	(1,996)
Operating income	18,351	39,650
Interest and other income, net	1,724	341
Income before income taxes	20,075	39,991
Income tax expense	5,136	10,111
Net income	$14,939	$29,880

Net income per diluted share	$0.58	$1.17
Diluted weighted average common shares	25,618	25,560

Ethan Allen Interiors Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)
	September 30,	June 30,
	2023	2023
ASSETS
Current assets
Cash and cash equivalents	$56,888	$62,130
Investments	106,284	110,577
Accounts receivable, net	11,053	11,577
Inventories, net	149,623	149,195
Prepaid expenses and other current assets	28,950	25,974
Total current assets	352,798	359,453

Property, plant and equipment, net	221,504	222,167
Goodwill	25,388	25,388
Intangible assets	19,740	19,740
Operating lease right-of-use assets	117,332	115,861
Deferred income taxes	655	640
Other assets	2,146	2,204
Total ASSETS	$739,563	$745,453

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$29,633	$28,565
Customer deposits	77,928	77,765
Accrued compensation and benefits	20,579	23,534
Current operating lease liabilities	26,530	26,045
Other current liabilities	10,272	7,188
Total current liabilities	164,942	163,097

Operating lease liabilities, long-term	105,102	104,301
Deferred income taxes	3,066	3,056
Other long-term liabilities	3,897	3,993
Total LIABILITIES	$277,007	$274,447

Shareholders’ equity
Ethan Allen Interiors Inc. shareholders’ equity	$462,584	$471,028
Noncontrolling interests	(28)	(22)
Total shareholders’ equity	$462,556	$471,006
Total LIABILITIES AND SHAREHOLDERS’ EQUITY	$739,563	$745,453

Reconciliation of Non-GAAP Financial Measures

To supplement the financial measures prepared in accordance with GAAP, the Company uses non-GAAP financial measures, including adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share. The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in tables below.

These non-GAAP measures are derived from the consolidated financial statements but are not presented in accordance with GAAP. The Company believes these non-GAAP measures provide a meaningful comparison of its results to others in its industry and prior year results. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, its financial performance measures prepared in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than the Company does, limiting the usefulness of those measures for comparative purposes. Despite the limitations of these non-GAAP financial measures, the Company believes these adjusted financial measures and the information they provide are useful in viewing its performance using the same tools that management uses to assess progress in achieving its goals. Adjusted measures may also facilitate comparisons to historical performance.

The following tables below provide a reconciliation of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures.

(Unaudited)
(In thousands, except per share data)	Three months ended
	September 30,
	2023	2022	% Change
Consolidated Adjusted Operating Income / Operating Margin
GAAP Operating income	$18,351	$39,650	(53.7%)
Adjustments (pre-tax)*	1,492	(1,958)
Adjusted operating income*	$19,843	$37,692	(47.4%)

Consolidated Net sales	$163,892	$214,530	(23.6%)
GAAP Operating margin	11.2%	18.5%
Adjusted operating margin*	12.1%	17.6%

Consolidated Adjusted Net Income / Adjusted Diluted EPS
GAAP Net income	$14,939	$29,880	(50.0%)
Adjustments, net of tax*	1,115	(1,463)
Adjusted net income	$16,054	$28,417	(43.5%)
Diluted weighted average common shares	25,618	25,560
GAAP Diluted EPS	$0.58	$1.17	(50.4%)
Adjusted diluted EPS*	$0.63	$1.11	(43.2%)

* Adjustments to reported GAAP financial measures including operating income and margin, net income and diluted EPS have been adjusted by the following:

(Unaudited)	Three months ended
(In thousands)	September 30,
	2023	2022
Orleans, Vermont flood	$2,096	$-
Gain on sale-leaseback transaction	(655)	(2,257)
Severance and other charges	51	299
Adjustments to operating income	$1,492	$(1,958)
Related income tax effects on non-recurring items(1)	(377)	495
Adjustments to net income	$1,115	$(1,463)

(1)	Calculated using the marginal tax rate for each period presented